UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 6, 2017

ITUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-11254	11-2622630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12100 Wilshire Boulevard, Suite 1275 Los Angeles, CA	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 484-5200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

  ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging growth company ☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

            On July 6, 2017, ITUS Corporation (the “Company”) appointed Dr. Amit Kumar as President and Chief Executive Officer of the Company and Michael Catelani as Chief Operating Officer of the Company effective immediately.

            Dr. Kumar, age 53, has served as a director of the Company since November 30, 2012 and as Executive Chairman of the Company’s Board of Directors (the “Board”) since August 23, 2016.  From June 15, 2015 until August 23, 2016, Dr. Kumar served as Vice Chairman of the Board.  Dr. Kumar served as a strategic advisor to the Company since September 19, 2012. Dr. Kumar has been Executive Chairman of the board of directors of Anixa Diagnostics Corporation, a wholly-owned subsidiary of the Company since June 15, 2015.  Upon his appointment as Executive Chairman of Anixa, Dr. Kumar resigned from his position as the CEO of Geo Fossil Fuels LLC, an energy company, which he had held since December 2010.  From September 2001 to June 2010, Dr. Kumar was President and CEO of CombiMatrix Corporation, a NASDAQ listed biotechnology company and also served as director from September 2000 to June 2012.  Dr. Kumar was Vice President of Life Sciences of Acacia Research Corporation, a publicly traded investment company, from July 2000 to August 2007 and also served as a director from January 2003 to August 2007. Dr. Kumar has served as Chairman of the board of directors of Ascent Solar Technologies, Inc., a publicly-held solar energy company, since June 2007, and as a director of Aeolus Pharmaceuticals, Inc. since June 2004.  Dr. Kumar holds an A.B. in Chemistry from Occidental College and Ph.D. from Caltech and completed his post-doctoral training at Harvard University.  Dr. Kumar has experience in technology driven startups, both at the board of directors and operating levels, in a broad variety of areas including finance, acquisitions, research and development, and marketing, and, as described above, has served as a director and/or officer of various publicly traded companies.

            Mr. Catelani, age 50, has served as the Company’s Chief Financial Officer since November 1, 2016 and will remain in that position in addition to serving as the Company’s Chief Operating Officer.  Mr. Catelani is a seasoned executive with over 25 years of experience in finance, auditing, and operations.  Since October 2012, Mr. Catelani has served as a contract Chief Financial Officer to a number of established privately held businesses in the biotechnology field. Previously, in July 2006, Mr. Catelani co-founded Tacere Therapeutics, Inc., a privately held biotechnology company, and served as its Chairman, President and Chief Financial Officer until its sale in October 2012.  Prior to Tacere, Mr. Catelani served on the Board of Directors and was the Chief Financial Officer of Benitec Biopharma Limited, an Australian Stock Exchange-listed biotechnology company.  Prior to Benitec, Mr. Catelani served as Vice President and Chief Financial Officer at Axon Instruments, a U.S. corporation publicly traded on the Australian Stock Exchange that is a leading designer and manufacturer of instrumentation and software systems for biotechnology and diagnostics research.  Prior to Axon, Mr. Catelani served as the Vice President of Finance for Media Arts Group, Inc., an NYSE-listed company.  Mr. Catelani has also worked with several early stage start-up companies in a variety of industries, including biotechnology, retail, waste water recovery, and distributed power generation, in both advisory and management roles.  Mr. Catelani began his professional career at Ernst & Young and is a CPA.  He received his B.S. degree in business administration, with a concentration in accountancy, from Sacramento State University and earned his MBA from the University of California, Davis.

            In connection with Mr. Catelani’s appointment as Chief Operating Officer he will receive an annual base salary of $229,000 per year.  The Company has also granted Mr. Catelani options to purchase an aggregate of 200,000 shares of the Company’s common stock with an exercise price of $0.96 based upon the closing sales price of our common stock on the trading day of the approval of such options by the Company’s Compensation Committee.  The options, which were granted under the Company’s 2010 Share Incentive Plan, will vest over a four year period, with one quarter of the options vesting on the first anniversary of Mr. Catelani’s stock option grant and the remaining three quarters of the options vesting quarterly over the remaining three year period.  The full text of the 2010 Share Incentive Plan is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on July 20, 2010.

            Neither Dr. Kumar nor Mr. Catelani have been involved in any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.  There are no family relationships between either Dr. Kumar or Mr. Catelani and any other director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company.

            Dr. Kumar replaced Mr. Robert Berman, who resigned as the Company’s President and Chief Executive Officer on July 6, 2017.  On the same day, Mr. Berman also resigned as a director of the Company. Mr. Berman did not resign from his position as a director as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company is currently negotiating a severance agreement with Mr. Berman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 12, 2017

ITUS CORPORATION

	By:	/s/ Amit Kumar
Name: Dr. Amit Kumar
Title: President and Chief Executive Officer

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